November 29, 2011

FLORIDA DEPARTMENT OF STATE
Division of Corporations

SYNERGY PHARMACEUTICALS, INC.
420 LEXINGTON AVE
SUITE 1609
NEW YORK, NY 10170

Re: Document Number P05000151632

The Articles of Amendment to the Articles of Incorporation for SYNERGY PHARMACEUTICALS, INC., a Florida corporation, were filed on November 29, 2011, effective November 30, 2011.

The certification requested is enclosed. To be official, the certification for a certified copy must be attached to the original document that was electronically submitted and filed under FAX audit number H11000280106.

Should you have any question regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Teresa Brown
Regulatory Specialist II
Division of Corporations

Letter Number: 211A00026776

State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Amendment, filed on November 29, 2011, effective November 30, 2011, to Articles of Incorporation for SYNERGY PHARMACEUTICALS, INC., a Florida corporation, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H11000280106. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below

The document number of this corporation is P05000151632.

Authentication Code: 211A00026776-112911-P05000151632-1/1

Given under my hand and the Great Seal of the State of Florida, at Tallahassee, the Capital, this the Twenty-ninth day of November, 2011

Kurt S. Browning
Secretary of State

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SYNERGY PHARMACEUTICALS, INC.

1. The name of the corporation is Synergy Pharmaceuticals, Inc. (the "Corporation").

2. In accordance with the provisions of Section 607.10025 of the Florida Business Corporation Act, on November 15, 2011, the Board of Directors of the Corporation took action by written consent approving a two-for-one combination (the "Combination") of the Corporation's issued and outstanding and authorized shares of common stock, par value $0.0001 per share (the "Common Stock"), and written notice of the adoption of this will be given as provided in Section 607.10025(5) of the Florida Business Corporation Act to every shareholder entitled to such notice.

3. The amendment to the Amended and Restated Articles of Incorporation of the Corporation being effected hereby does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the Combination.

4. Upon the effective date of the Combination, the 200,000,000 shares of Common Stock which the Corporation was authorized to issue prior to the Combination are to be combined into 100,000,000 shares of Common Stock authorized after the Combination and the 99,282,350 shares of Common Stock issued and outstanding immediately prior to the Combination shall be combined into approximately 49,641,175 shares of Common Stock outstanding immediately after the Combination.

5. The Amended and Restated Articles of Incorporation of this Corporation are amended by changing ARTICLE IV so that, as amended, said ARTICLE IV shall read as follows:

"ARTICLE IV

A. Number and Class of Shares Authorized; Par Value.

The Corporation is authorized to issue the following shares of capital stock:

(1) Common Stock. The aggregate number of shares of common stock (referred to in these Articles of Incorporation as "Common Stock") which the Corporation shall have authority to issue is 100,000,000 with a par value of $0.0001 per share.

(2) Preferred Stock. The aggregate number of shares of preferred stock (referred to in these Articles of Incorporation as "Preferred Stock") which the Corporation shall have authority to issue is 20,000,000 with a par value of $.001 per share.

B. Description of Shares of Preferred Stock.

The terms, preferences, limitations and relative rights of the shares of Preferred Stock are as follows:

(1) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited (including, by way of illustration and not limitation, in excess of one vote per share), or without voting powers, and with such designations, preferences and relative participating, option or other rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board

of Directors, and as are not stated and expressed in these Articles of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

(a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors; and

(b) The rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative; and

(c) Whether shares of such series shall be redeemed, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares; and

(d) The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; and

(e) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock, other securities, or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

(f) The voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher number of votes per share as may be designated by the Board of Directors; and

(g) The preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock with the Corporation.

(2) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series. When payment of the consideration for which shares of Preferred Stock are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable.

C. Common Stock Voting Rights.

Each record holder of Common Stock shall be entitled to one vote for each share held. Holders of Common Stock shall have no cumulative voting rights in any election of directors of the Corporation."

6. This amendment shall become effective at 5:00 P.M., Eastern Time, on November 30, 2011 (the "Effective Time").

[REMINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned duly-authorized officer of the Corporation has executed these Articles of Amendment as of November 29, 2011.

SYNERGY PHARMACEUTICALS, INC.

By: /s/
Name: Gary S. Jacob
Title: Chief Executive Officer